Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:

David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:

Pat Ball
Senior Vice President
Strategic Resources Group
865-293-5352

Andy Brimmer / Dan Katcher
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

TeamHealth Completes Previously Announced Transaction with Blackstone,

CDPQ, PSP Investments and NPS and Becomes a Private Company

KNOXVILLE, Tenn., Feb. 6, 2017 – Team Health Holdings, Inc. (“TeamHealth” or the “Company”), a leading physician services organization, today announced the successful completion of its acquisition by funds affiliated with Blackstone, a leading global asset manager, and certain other investors, including Caisse de dépôt et placement du Québec (“CDPQ”), the Public Sector Pension Investment Board (“PSP Investments”), and the National Pension Service of Korea (“NPS”) for $43.50 per share in cash, valued at approximately $6.1 billion.

The transaction was announced on October 31, 2016, and received approval from TeamHealth’s stockholders on January 11, 2017. As a result of the transaction, TeamHealth is now a privately held company. TeamHealth’s common stock is no longer traded on the New York Stock Exchange, effective today.

“We are pleased to reach this significant milestone at TeamHealth,” said Leif Murphy, President and CEO of TeamHealth. “We are committed to delivering the highest quality of patient care and supporting our affiliated clinicians and hospital and post-acute partners. With Blackstone’s support, we look forward to continuing to leverage our national scale and functional expertise to drive high quality patient care, operational efficiencies and clinician satisfaction in hospital-based and post-acute settings.”

“We are pleased to have completed this transaction with Blackstone and appreciate their recognition of the strength of our organization and the thousands of skilled and dedicated clinicians and non-clinical healthcare professionals who comprise TeamHealth,” said Lynn Massingale, MD, co-founder and Executive Chairman of TeamHealth. “As we continue to execute on our strategic priorities, Blackstone will be a valuable partner as we continue our long-term objective to be the leading provider of hospital and post-acute clinician services.”

“TeamHealth has built an industry leading physician services platform ideally positioned to navigate the evolving healthcare landscape, and we are pleased to have invested in the Company,” said Neil Simpkins, a Senior Managing Director at Blackstone. “We look forward to once again working together with TeamHealth’s experienced management team and supporting the Company’s next phase of development.”

Bruce McEvoy, a Senior Managing Director at Blackstone, added, “We are excited to help the Company further its long track record of organic and acquisition-driven growth while continuing to provide outstanding service to its patients.”

Goldman, Sachs & Co. acted as lead financial advisor, and Citigroup Global Markets Inc. acted as co-financial advisor to TeamHealth. Simpson Thacher & Bartlett LLP acted as TeamHealth’s legal counsel. Bank of America Merrill Lynch, Barclays, J.P. Morgan and Morgan Stanley & Co. LLC acted as advisors to Blackstone on the transaction. Kirkland & Ellis LLP and Ropes & Gray LLP acted as Blackstone’s legal counsel.

About TeamHealth

At TeamHealth, our purpose is to perfect physicians’ ability to practice medicine, every day, in everything we do. Through our more than 20,000 affiliated physicians and advanced practice clinicians, TeamHealth offers outsourced emergency medicine, hospital medicine, critical care, anesthesiology, orthopedic hospitalist, acute care surgery, obstetrics and gynecology hospitalist, ambulatory care, post-acute care and medical call center solutions to approximately 3,300 acute and post-acute facilities and physician groups nationwide. Our philosophy is as simple as our goal is singular: we believe better experiences for physicians lead to better outcomes—for patients, hospital partners and physicians alike. Join our team; we value and empower clinicians. Partner with us; we deliver on our promises. Learn more at http://www.teamhealth.com.

The term “TeamHealth” as used throughout this release includes Team Health Holdings, Inc., its subsidiaries, affiliates, affiliated medical groups and clinicians, all of which are part of the TeamHealth organization. “Clinicians” are physicians, advanced practice clinicians and other healthcare clinicians who are employed by or contract with subsidiaries or affiliated entities of Team Health Holdings, Inc. All such clinicians exercise independent clinical judgment when providing patient care. Team Health Holdings, Inc. does not have any employees, does not contract with clinicians and does not practice medicine.

About Blackstone

Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our asset management businesses, with over $360 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

About CDPQ

Caisse de dépôt et placement du Québec (CDPQ) is a long-term institutional investor that manages funds primarily for public and parapublic pension and insurance plans. As at June 30, 2016, it held C$254.9 billion in net assets. As one of Canada’s leading institutional fund managers, CDPQ invests globally in major financial markets, private equity, infrastructure and real estate. For more information, visit cdpq.com, follow us on Twitter @LaCDPQ or consult our Facebook or LinkedIn pages.

About PSP Investments

The Public Sector Pension Investment Board (PSP Investments) is one of Canada’s largest pension investment managers with C$125.8 billion of net assets under management as at September 30, 2016. Its diversified global portfolio is composed of investments in public financial markets, private equity, real estate, infrastructure, natural resources and private debt. Established in 1999, PSP Investments manages net contributions to the pension funds of the federal Public Service, the Canadian Armed Forces, the Royal Canadian Mounted Police and the Reserve Force. Headquartered in Ottawa, PSP Investments has its principal business office in Montréal and offices in New York and London. For more information, visit investpsp.com, Twitter @InvestPSP or LinkedIn.

About NPS

The National Pension Service of Korea (“NPS”) is a public pension institution in South Korea. Established in 1988, NPS launched the Investment Management (“NPSIM”) in 1999 for professionally managing its pension fund. The National Pension Fund has become one of the top 3 global public pension funds in the world with U$466bn in assets as of November 30, 2016. Over the past decade, NPS has pursued investment diversification in order to maximize long-term returns. NPSIM has diversified global portfolio with investments in fixed income, equities and alternatives including private equity, real estate and infrastructure. NPSIM has currently its principal business office in Seoul and overseas offices in New York, London and Singapore. For more information, visit http://www.nps.or.kr/ or fund.nps.or.kr.